EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into and effective as of the 1st day of July, 2009, by and between Grubb & Ellis Healthcare REIT Inc., a Maryland corporation (the “Company”), and Mark Engstrom (the “Executive”).

WHEREAS, the parties hereto wish to enter into the arrangements set forth herein with respect to the terms and conditions of the Executive’s employment with the Company from and after the Effective Date (as defined herein);

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1
EMPLOYMENT AGREEMENT

Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, for the Employment Period defined herein. Terms used herein with initial capitalization are defined in Section 10.

SECTION 2
TERM

The term of the Executive’s employment hereunder in the position referenced under Section 3 will begin as of July 1, 2009 (the “Effective Date”) and will conclude on June 30, 2011 (the “Original Term”) subject to earlier termination as provided in Section 7 herein. At the sole discretion of the Company, the Agreement may be extended for an additional one (1) year term (the “Renewal Term”), by Company providing the Executive with written notice of such extension at least one-hundred eighty (180) days prior to the Extension Date.

The Original Term and any Renewal Term, in their full duration, are herein referred to as the “Employment Terms.” The period of the Executive’s employment under this Agreement consisting of the Original Term and any Renewal Term, except as may be terminated early pursuant to Section 7, is herein referred to as the “Employment Period.”

SECTION 3
POSITION AND DUTIES

The Executive will serve as Executive Vice-President — Acquisitions of the Company during the Employment Period. The title of Executive can be reasonably adjusted by the Company. The Executive will render management services to the Company as reasonably determined by the Board and Chief Executive Officer of the Company (the “CEO”). The Company shall provide the Executive with necessary authority and resources to discharge the Executive’s responsibilities under laws and regulations applicable to the Company and Executive.

The Executive will report directly to the CEO. The Executive shall not be required to take direction from or report to any other person unless otherwise directed by the Board or the CEO. The Executive will devote the Executive’s best efforts and full business time to the performance of the Executive’s duties hereunder and the advancement of the business and affairs of the Company during the Employment Period. The Executive may, consistent with the other provisions of this Agreement and subject to pre-approval of the CEO, pursue other limited outside interests, including but not limited to, devoting time to (A) serving on corporate, civic or charitable boards or committees, (B) delivering lectures, fulfilling speaking engagements or teaching at educational institutions and (C) managing the Executive’s personal investments, so long as such activities do not interfere with the full time performance of Executive’s responsibilities as Executive Vice-President — Acquisitions of the Company in accordance with this Agreement.

SECTION 4
PLACE OF PERFORMANCE

During the Employment Period, the Executive’s primary place of employment and work location will be Scottsdale, Arizona, except for reasonable travel on Company business and as otherwise reasonably requested by the CEO.

SECTION 5
COMPENSATION

Base Salary

During the Employment Period, the Company will pay to the Executive an annual base salary (the “Base Salary”), which initially will be Two Hundred Seventy-Five Thousand Dollars ($275,000.00). The Base Salary will be reviewed by the Compensation Committee of the Board (the “Compensation Committee”) no less frequently than annually and may be increased or decreased at the sole discretion of the Compensation Committee. If the Executive’s Base Salary is increased, the increased amount will be the Base Salary for the remainder of the Employment Period. The Base Salary will be payable semi-monthly or in such other installments as will be consistent with the Company’s payroll procedures in effect from time to time.

Bonus

During the Employment Period, the Executive will be eligible to earn an annual performance bonus in an amount determined at the sole discretion of the Compensation Committee for each year. It is the intention of the parties hereto that the Company shall establish bonus parameters for the Executive with respect to each fiscal year of the Employment Period. Executive acknowledges and agrees that his annual bonus is not guaranteed at any level, rather it is to be determined solely by the Compensation Committee, in its sole discretion. The Compensation Committee will establish the performance goals and objectives on which the annual bonus will be based. The Executive’s initial full year annual target bonus will be up to 100% of the Base Salary (pro-rata for the time worked in the fiscal year). In the event that a target bonus is not established with respect to any subsequent fiscal year, the Executive’s target bonus shall be deemed to be the target bonus established under this Agreement for the immediately preceding year.

Equity Compensation – Restricted Stock Units

Subject to the approval of the Board of Directors and the conditions and restrictions herein, within sixty (60) days after the Executive relocates to the Phoenix, Arizona metropolitan area, the Company will grant to the Executive 40,000 restricted stock units (the “Restricted Stock Units”). The date of such grant shall be referred to herein as the “Grant Date.” Subject to the Executive’s continued employment by the Company through each vesting date, the Restricted Stock Units will vest and convert to shares of the Company’s Common Stock in equal annual installments of 33-1/3% each, on the first, second and third anniversaries of the Grant Date. The Restricted Stock Units shall be granted pursuant to, and will be subject to the terms and conditions of, the NNN Healthcare/Office REIT, Inc. 2006 Incentive Plan (the “Plan”) and the Company’s standard Restricted Stock Unit Agreement. If there is any inconsistency or ambiguity among this Agreement, the Plan or the Restricted Stock Unit Agreement, the Plan shall prevail.

Participation – Equity Interest

The Company is currently contemplating a “Follow-On Offering” (the “Follow-On Offering”). In the event the Company proceeds with the Follow-On Offering, is ultimately successful in raising funds and for so long as the Executive remains with the Company and performs to the satisfaction of the Company, the Executive shall be entitled to receive a direct or indirect equity interest in the Company (which equity interest may be held by a limited liability company managed by the Company in which the Executive is a member) (the “Equity Interest”) entitling the Executive to distributions or dividends upon the achievement of certain returns or benchmarks by the Company related to the value of the assets acquired by the Company with the proceeds of the Follow-On Offering.

Subject to Board approval of the establishment of the Equity Interest program, the terms of the Equity Interest, the documents that convey the Equity Interest and the receipt of all regulatory approvals necessary for the Company to conduct the Follow-On Offering in all fifty (50) states, Puerto Rico and the District of Columbia, the Company shall issue up to a possible .25% interest to the Executive in the appreciation (the “Appreciation”) that the Company realizes from properties and other interests acquired using proceeds from the Follow-on Offering after the distribution by the Company to its stockholders of the gross purchase price for all of the Company’s issued shares (as reduced by any shares redeemed pursuant to the Company’s stock redemption plan) and a cumulative 8% per annum return on the gross purchase price for all such shares, as will be described in the documents that evidence the Equity Interest; provided that the Executive acknowledges the terms of the Equity Interest have not been finally determined by the Board and that changes to the terms of the Equity Interest may be required by the Board in order for the Follow-On Offering to be declared effective by each of the regulatory authorities with jurisdiction over the Follow-On Offering and that, as a result of such changes, the right to receive the Equity Interest is subject to modification or elimination.

Notwithstanding any other provisions herein to the contrary, the Company’s obligation to issue and the Executive’s right to receive the Equity Interest is subject to the following:

(i) Notwithstanding any other provisions herein to the contrary, the Executive acknowledges and agrees that: (i) the Executive has not received and the Company has not provided any assurance or representation of any kind relating to the Equity Interest; (ii) the Executive does not have any expectation of any minimum level of a direct or indirect equity interest in the Company or a subordinated participation interest in the Company; (iii) neither the Company nor any director, officer, shareholder, partner, member, employee, trustee, representative or agent of the Company shall have any liability or responsibility to the Executive for any act or omission performed or failed to be performed by it, or for any losses, claims, costs, damages, or liabilities arising from any such act or omission relating to the acquisition, management, operation, or disposition of the Company’s assets; (iv) the Company shall have full power, authority, discretion and control with respect to its assets; and (v) any rights of the Executive to the Equity Interest, if any, are personal to the Executive and, notwithstanding any other provisions herein to the contrary, may not be assigned by the Executive except to the extent permitted by the documents that evidence such interest. The foregoing provisions are of material importance to the Company. The Executive acknowledges and agrees that the Company has agreed to the grant of the Equity Interest (subject to the provisions herein), if any, in reliance of the Executive’s agreement to the foregoing provisions.

(ii) Notwithstanding any other provisions herein to the contrary, if this Agreement is terminated by the Company for Cause, then the Equity Interest shall be forfeited.

(iii) Notwithstanding any other provision herein to the contrary, if the Executive terminates this Agreement for any reason, other than for Good Reason, then the Equity Interest shall be forfeited.

(iv) Notwithstanding any other provisions herein to the contrary, payment of the Equity Interest shall be subject to and conditioned upon the Executive’s compliance with all applicable laws, rules and regulations and the Executive’s compliance with the terms of this Agreement.

(v) Notwithstanding any other provisions herein to the contrary, retention of the Equity Interest shall be subject to and conditioned upon the Executive’s continued employment with the Company in accordance with this Agreement.

(vi) Notwithstanding any other provisions herein to the contrary, retention of the Equity Interest shall be subject to and conditioned upon the Executive’s compliance with the terms and conditions of the Non-Compete Agreement (as defined herein).

Benefits

During the Employment Period, the Executive will be entitled to all employee benefits and perquisites made available to senior executives of the Company, including, without limitation, group medical, dental, vision, life insurance, long-term disability insurance, retirement, pension, 401(k) savings plans and/or prescription drug plan coverage, subject to the condition that the Executive is eligible for participation in any such plans. The Company shall pay 100% of the premium cost of the Company’s health insurance coverage provided to the Executive (and the Executive’s dependants, if applicable) by the Company from time to time. Nothing contained in this Agreement will prevent the Company from terminating plans, changing carriers or effecting modifications in employee benefits coverage for the Executive as long as such modifications affect all similarly situated senior executives of the Company.

Vacation; Holidays

During the Employment Period, the Executive will be entitled to all public holidays observed by the Company and vacation days in accordance with the applicable vacation policies for senior executives of the Company, which vacation days will be taken at a reasonable time or times. The Executive will initially be entitled to four (4) weeks vacation per year, and accrual of vacation time is capped at a maximum of four (4) weeks.

Directors and Officers Insurance and Indemnification

The Company shall maintain insurance to insure the Executive against claims arising out of an alleged wrongful act by the Executive while acting in good faith as an officer of the Company or one of its subsidiaries. The Company shall further indemnify and exculpate the Executive from money damages incurred as a result of claims arising out of an alleged wrongful act by the Executive while acting in good faith as an officer or employee of the Company, or of its subsidiaries, to the fullest extent permitted under applicable law.

Withholding Taxes and Other Deductions

To the extent required by law, the Company will withhold from any payments due to the Executive under this Agreement any applicable federal, state or local taxes and such other deductions as are prescribed by law or authorized by the Executive. With respect to any taxable event related to the Restricted Stock Units, the Executive may, subject to prior approval by the Compensation Committee, elect that any withholding requirement be satisfied, in whole or in part, by withholding from the Restricted Stock Units shares of Common Stock having a Fair Market Value (as defined in the Plan) on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Compensation Committee establishes.

SECTION 6
EXPENSES

During the Employment Period, the Executive is expected and is authorized, subject to the business expense policies as determined by the Company, to incur reasonable expenses in the performance of the Executive’s duties hereunder, including the costs of entertainment, travel, and similar business expenses. During the Employment Period, the Company will promptly reimburse the Executive for all such expenses upon periodic presentation by the Executive of an accounting of such expenses on terms applicable to senior executives of the Company. During the Employment Period, the Executive shall be entitled to upgrade to “First Class” airfare for all flights over three (3) hours in duration; provided, however, the Executive shall not be entitled for an upgrade for any flights between Denver, Colorado and Phoenix, Arizona. In addition, the Executive shall be entitled to be reimbursed for all relocation expenses (up to a maximum of $30,000) pursuant to the Executive’s relocation from Colorado to the Phoenix, Arizona metropolitan area.

SECTION 7
TERMINATION OF EMPLOYMENT

Any termination of the Executive’s employment by the Company or by the Executive will be communicated by written Notice of Termination to the other party hereto in accordance with Section 10. For purposes of this Agreement, a “Notice of Termination” will mean a notice which will indicate the specific termination provision in this Agreement relied upon, if any, and will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employment Period under the provision so indicated. Termination of the Employment Period will take effect on the Date of Termination. The Employment Period will be terminated under the following circumstances:

Death

The Executive’s employment will terminate upon the Executive’s death.

By the Company

The Company may terminate the Executive’s employment:

(i) if the Executive will have been unable to perform, in the opinion of a competent physician selected by the Board, any or all of the Executive’s duties hereunder, either with or without reasonable accommodation, by reason of illness, physical or mental disability or other similar incapacity, which inability will continue for more than three consecutive months, or any six months in a twelve-month period (a “Disability”); or

(ii) with or without Cause.

By the Executive

The Executive may terminate his employment at any time for Good Reason or without Good Reason.

Return of Information

The Executive agrees to deliver to the Company at the termination of the Executive’s employment all records, files, software, software code, memoranda, reports, customer lists, drawings, plans, sketches, documents, technical information, contracts, sales or marketing materials, personnel information, financial information, and the like (together with all copies of such documents and things) relating to the business of the Company and its Affiliates and their predecessors which the Executive may then possess or have under the Executive’s control.

SECTION 8
COMPENSATION UPON TERMINATION

The Executive’s employment must be terminated during the Employment Period in order for the Executive to receive any payment or other benefit under this Section 8.

Death

If the Executive’s employment terminates during the Employment Period as a result of the Executive’s death, the Company will pay to the Executive’s estate, or as may be directed by the legal representatives of such estate, within thirty (30) days following the Date of Termination any accrued but unpaid Base Salary through the Date of Termination and all unvested Restricted Stock Units will become fully vested on the Date of Termination. All other unpaid amounts, if any, which the Executive has accrued and is entitled to as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company pursuant to Section 5 will be paid in accordance with the terms of such arrangements. The Company will have no further obligations to the Executive under this Agreement or otherwise (other than pursuant to any employee benefit plan and any life insurance, death in service or other equivalent policy for the benefit of the Executive).

Disability

If the Company terminates the Executive’s employment during the Employment Period because of the Executive’s Disability, the Company will pay to the Executive within thirty (30) days following the Date of Termination any accrued but unpaid Base Salary through the Date of Termination. All other unpaid amounts, if any, which the Executive has accrued and is entitled to as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company pursuant to Section 5 will be paid in accordance with the terms of such arrangements. In addition, if the Company terminates the Executive’s employment during the Employment Period because of the Executive’s Disability, then all unvested Restricted Stock Units will become fully vested on the Date of Termination and the Executive will be entitled to the COBRA benefit provided under subsection (iii) of the Separation Benefits set forth in this Section 8. The Company will have no further obligations to the Executive under this Agreement or otherwise (other than pursuant to any employee benefit plan and any disability or other medical insurance policy for the benefit of the Executive).

By the Company for Cause; By the Executive Without Good Reason

If the Company terminates the Executive’s employment during the Employment Period for Cause or if the Executive terminates his employment during the Employment Period without Good Reason, the Company will pay to the Executive within thirty (30) days following the Date of Termination any accrued but unpaid Base Salary through the Date of Termination. All other unpaid amounts, if any, which the Executive has accrued and is entitled to as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company pursuant to Section 5 will be paid in accordance with the terms of such arrangements. Other than as set forth in this Section 8, the Company will have no further obligations to the Executive under this Agreement or otherwise (other than pursuant to any employee benefit plan).

By the Company Without Cause; By the Executive for Good Reason

If the Company terminates the Executive’s employment during the Employment Period other than for Cause, Disability or death, or the Executive terminates his employment during the Employment Period for Good Reason, the Executive will be entitled to the Separation Benefits (as defined in this Section 8). Other than as set forth herein, the Company will have no further obligations to the Executive under this Agreement or otherwise (other than pursuant to any employee benefit plan).

Nothing in this Section 8 will be deemed to operate or will operate as a release, settlement or discharge of any liability of the Executive to the Company or others for any action or omission by the Executive, including without limitation any actions which formed, or could have formed, the basis for termination of the Executive’s employment for Cause.

General Release

The Executive will execute a customary general release in a form satisfactory to the Company in furtherance of this Agreement and as a condition to the receipt of any Separation Benefits (the “Release”). Nothing in this Section 8 will be deemed to operate or will operate as a release, settlement or discharge of any liability of the Executive to the Company or others for any action or omission by the Executive, including without limitation any actions which formed, or could have formed, the basis for termination of the Executive’s employment for Cause.

Separation Benefits

For purposes of this Agreement, “Separation Benefits” will mean:

(i) payment by the Company to the Executive of:

(A)	any accrued but unpaid Base Salary through the Date of Termination, payable in a lump sum within thirty (30) days following the Date of Termination; and

(B)	any other unpaid amounts, if any, which the Executive has accrued and is entitled to as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company pursuant to Section 5, payable in accordance with the terms of such arrangements.

(ii) payment by the Company of a severance benefit in the amount equal to two (2) times his Base Salary (“Severance Payment”), payable in a lump sum within sixty (60) days following the Date of Termination, the exact payment date to be determined by the Company;

(iii) if the Executive elects to continue participation in any group medical, dental, vision and/or prescription drug plan benefits to which the Executive and/or the Executive’s eligible dependents would be entitled under Section 4980B of the Code (COBRA), then the Company will pay to Executive any applicable premium under COBRA for participation in such plans for a period of six (6) months beginning on the Date of Termination, subject to the condition that the Executive remains eligible for participation in such plans;

(iv) all outstanding, unvested Restricted Stock Units will become fully vested, and will convert to shares of the Company’s Common Stock, on the Date of Termination; and

(v) the Executive shall remain entitled to the Equity Interest pursuant to the restrictions set forth in Section 5 above.

Notwithstanding any other provisions herein to the contrary, the Executive’s receipt of the Separation Benefits shall be subject to and conditioned upon Executive’s compliance with the terms and conditions of the Non-Compete Agreement (defined below) and the Executive having executed, within 45 days after the Date of Termination, the Release and such Release having not been revoked within such time period.

SECTION 9
NON-COMPETE

Concurrently with the execution hereof, the Executive shall enter into a non-compete agreement (“Non-Compete Agreement”) to be provided by the Company.

SECTION 10
MISCELLANEOUS

Notices

All notices, demands, requests or other communications required or permitted to be given or made hereunder will be in writing and will be delivered via overnight courier, telecopied or mailed by first class registered or certified mail, postage prepaid, addressed as follows:

(a) If to the Company:
Grubb & Ellis Healthcare REIT, Inc. The Promenade, Suite 440 16427 North Scottsdale Road Scottsdale, AZ 85254 Fax: (480) 991-0755 Attention: CEO With a copy to:
Cox, Castle & Nicholson LLP 2049 Century Park East, Suite 2800 Los Angeles, CA 90067 Fax: (310) 277-7889 Attention: John F. Nicholson, Esq.

(b) If to the Executive:

Mark Engstrom

19062 Eagle Ridge Drive

Golden, Colorado 80401

at the address on the books and records of the Company at the time of such notice, or to such other address as may be designated by either party in a notice to the other. Each notice, demand, request or other communication that will be given or made in the manner described above will be deemed sufficiently given or made for all purposes three days after it is deposited in the U.S. mail, postage prepaid, or at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

Severability

The invalidity or unenforceability of any one or more provisions of this Agreement will not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect.

Survival

It is the express intention and agreement of the parties hereto that the provisions of Sections 8 and 9 will survive the termination of employment of the Executive. In addition, all obligations of the Company to make payments hereunder will survive any termination of this Agreement on the terms and conditions set forth herein.

Assignment

The rights and obligations of the parties to this Agreement will not be assignable or delegable, except that (i) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, will have the right to receive any amount owing and unpaid to the Executive hereunder, and (ii) the rights and obligations of the Company hereunder will be assignable and delegable in connection with any merger, consolidation or sale of all or substantially all of the assets of the Company and any similar event with respect to any successor corporation. Notwithstanding anything herein to the contrary, the rights and obligations of the Company hereunder will inure to the benefit of, and will be binding upon, any successor to the Company or its business by merger or otherwise, whether or not there is an express assignment, delegation or assumption of such rights and obligations.

Dispute Resolution

In the event that any dispute or disagreement arises between the parties in connection with any provision of this Agreement, the parties shall first submit such disagreements to mediation. Either party may commence mediation by providing to JAMS and the other party a written request for mediation, setting forth the subject of the dispute and the relief requested. The parties will cooperate with JAMS and with one another in selecting a mediator from JAMS panel of neutrals, and in scheduling the mediation proceedings. The parties will share equally in the costs of mediation. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either party may commence a legal action with respect to the matters submitted to mediation at any time following the initial mediation session or forty-five (45) days after the date of filing the written request for mediation, whichever occurs first.

Binding Effect

Subject to any provisions hereof restricting assignment, this Agreement will be binding upon the parties hereto and will inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

Amendment; Waiver

This Agreement will not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto. No waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement will thereafter be construed as a waiver of any subsequent breach or default of a similar nature. The failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder will not be construed as a waiver of any such provisions, rights or privileges hereunder, or a waiver of any subsequent breach or default of a similar nature.

Headings

Section and subsection headings contained in this Agreement are inserted for convenience of reference only, will not be deemed to be a part of this Agreement for any purpose, and will not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

Governing Law

This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, will be governed by and construed in accordance with the laws of the State of Arizona (but not including the choice of law rules thereof).

Entire Agreement

This Agreement constitutes the entire agreement between the parties respecting the employment of the Executive, there being no representations, warranties or commitments between the parties except as set forth herein.

Counterparts

This Agreement may be executed in two or more counterparts, each of which will be an original and all of which will be deemed to constitute one and the same instrument.

Provisions Regarding Code Section 409A

This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code).

Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable hereunder by reason of the Executive’s termination of employment, such amount or benefit will not be payable or distributable to the Executive by reason of such circumstance unless (i) the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definitions), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service,” or such later date as may be required by the following paragraph.

If any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of the Executive’s separation from service during a period in which the Executive is a “specified employee” (as defined in Section 409A of the Code and applicable regulations), then payment or commencement of such non-exempt amounts or benefits shall be delayed until the earlier of (i) thirty (30) days following Executive’s death, or (ii) the first day of the seventh month following the Executive’s separation from service.

Whenever in this Agreement the provision of payment or benefit is conditioned on the Executive’s execution and non-revocation of a general release of claims, such release, must be executed, and all revocation periods shall have expired, within 60 days after the Date of Termination, but the Company may elect to commence payment at any time during such 60-day period.

If the Executive (or the Executive’s spouse or eligible dependents) is entitled to be paid or reimbursed for any taxable expenses under this Agreement, including, but not limited to, those expenses provided in Sections 5 and 6, and such payments or reimbursements are includible in the Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of the Executive to reimbursement of expenses under this Agreement, including, but not limited to, those provided in Sections 5 and 6, shall be subject to liquidation or exchange for another benefit.

Definitions

“Affiliate” means any entity from time to time designated by the Board and any other entity directly or indirectly controlling or controlled by or under common control with the Company. For purposes of this definition: “control” means the power to direct the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Board” means the board of directors of the Company.

“Cause” means: (i) the Executive’s conviction of or entering into a plea of guilty or no contest to a felony or a crime involving moral turpitude or the intentional commission of any other act or omission involving dishonesty or fraud that is materially injurious to the Company or any of its Affiliates; (ii) the Executive’s substantial and repeated failure to perform duties of the office(s) held by the Executive, as reasonably directed by the CEO, if such failure is not cured within thirty (30) days after the Executive receives written notice thereof; (iii) gross negligence or willful misconduct in the performance of the Executive’s duties which materially injures the Company or its reputation; or (iv) the Executive’s willful breach of the material covenants of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Date of Termination” means: (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated because of the Executive’s Disability, thirty (30) days after Notice of Termination, provided that the Executive will not have returned to the performance of the Executive’s duties on a full-time basis during such thirty (30) day period; (iii) if the Executive’s employment is terminated by the Company for Cause, the date specified in the Notice of Termination; (iv) if the Executive’s employment is terminated during the Employment Period, either by the Company or the Executive, for any other reason, the date specified in the Notice of Termination; or (v) if the Executive’s employment is terminated by reason of expiration of the Employment Period by its terms, the date on which the Employment Period expires by its terms.

“Good Reason” means, in the absence of a written consent of the Executive: (i) except for Executive nonperformance, a material diminution in the Executive’s authority, duties or responsibilities, as contemplated by Section 3 of this Agreement (provided that this provision will not apply if Executive’s Base Salary is kept in place) or (ii) except in connection with a material decrease in the business of the Company, a diminution in the Executive’s Base Salary in excess of thirty percent (30%). Notwithstanding the foregoing, (A) the Executive must notify the Company in writing of any event or condition described in subsection (i) or (ii) hereof within ninety (90) days of the initial existence of such event or condition, (B) the Company will have at least thirty (30) days after receipt of such notice from the Executive to cure such initial event or condition, and (C) the Executive must separate from service with the Company within ninety (90) days after the end of the cure period described in (B) hereof.

[Signatures on Following Page]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove written.

COMPANY:

GRUBB & ELLIS HEALTHCARE REIT, INC.,
A Maryland corporation

By:

/s/ Scott D. Peters

Scott D. Peters Chief Executive Officer

EXECUTIVE:

/s/ Mark Engstrom

Name: Mark Engstrom Date: July 7, 2009